Exhibit 10.3

First Amendment To
License Agreement And Asset Transfer Between
The Arizona Board Of Regents On Behalf Of The University Of Arizona
And
Sinfonia Healthcare Corp.
Arizona File UA09-108

This First Amendment to License Agreement and Asset Transfer (the “First Amendment”) is made effective on the date of the last authorized signature below (“Amendment Effective Date”) and is between The Arizona Board of Regents on behalf of The University of Arizona, an Arizona body corporate with its principal campus in Tucson, Arizona 85721 (“ARIZONA”), and Sinfonia Healthcare Corporation, a Delaware corporation with its principal place of business at One East Toole, Tucson, AZ 85701 (“LICENSEE”). Capitalized terms used but not defined in this First Amendment will have the meanings assigned to such terms in the Agreement.

WHEREAS, ARIZONA and LICENSEE are parties to a License Agreement and Asset Transfer (the “Agreement”) executed November 19, 2013 pursuant to which, among other things, ARIZONA agreed to license to LICENSEE certain intellectual property described in the Agreement; and

WHEREAS, ARIZONA and LICENSEE desire to amend the Agreement as provided herein.

Now and therefore, ARIZONA and LICENSEE hereby agree as follows:

1. Net Sales. Article I, Section 1.8 is amended to read as follows:

1.8“NET SALES” shall mean the amount billed or invoiced (and if any amount is not billed or invoiced, the amounts received) for licenses, sales, rental or lease to END USERS, however characterized, by LICENSEE and for uses of the PROGRAM and DERIVATIVE WORKS by LICENSEE, including any service, including but not limited to LICENSED SERVICE, provided by LICENSEE related to the use of the PROGRAM or directly related to the market purpose of the PROGRAM, less the following deductions:

a)cash discounts actually granted to customers, but only in amounts customary in the trade;

b)sales, tariff duties and/or use taxes separately stated in such bills or invoices with reference to particular sales and actually paid by LICENSEE to a governmental unit;

c)actual freight expenses between LICENSEE and customers, to the extent such expenses are not charged to or reimbursed by customers;

d)amounts actually refunded or credited on returns;

e)the amount paid by LICENSEE to The Arizona Board of Regents on behalf of The University of Arizona, for the period in question pursuant to the Professional Services Agreement referenced in Section 7 and attached as Exhibit A (the “PSA”); and

f)amounts paid by LICENSEE to third parties not affiliated with LICENSEE for the period in question providing services to LICENSEE pursuant to agreements substantially similar to the PSA; provided, in each case, that the terms of the PSA have been satisfied.

No deductions shall be made for the cost of collections or for commissions, whether paid to independent sales agencies or regular employees of LICENSEE. Where LICENSEE receives any consideration other than cash for such transactions, the fair market cash value of such consideration, to be agreed upon by the parties hereto, shall be included in NET SALES.

2.Continuing Effect of Agreement. All other terms and conditions of the Agreement shall remain unchanged and in effect.

IN WITNESS WHEREOF, the parties hereto agree to execute this Amendment by the below signatures of their duly authorized officers or representatives.

ARIZONA BOARD OF REGENTSSINFONIA HEALTHCARE CORP.

on behalf of

THE UNIVERSITY OF ARIZONA

By:  /s/ Douglas M. HockstadBy:  /s/  Michael Deitch
(Signature)(Signature)

Name:Douglas M HockstadName:  /s/ Michael Deitch
(Printed)Michael Deitch

Title: Director, Tech Transfer ArizonaTitle:Secretary/Treasurer; CFO

Date:12/8/14Date:12/4/14